Westmoreland's Lenders Agree
              to Extend Debt Repayment Date






Philadelphia, PA -- November 1, 1994 -- Westmoreland Coal Company (NYSE:WCX) announced today that its principal lenders have agreed to extend the date of repayment of Westmoreland's restructured debt, now $38 million, to November 8, 1994. Westmoreland intends to pay this debt from the proceeds of the previously announced sale of the assets of Kentucky Criterion Coal Company to CONSOL of Kentucky, Inc. Work is continuing on obtaining the necessary consents required to complete the sale.